Exhibit 99.1

Biofrontera Inc. Reports First Quarter 2026 Financial Results and Provides a Business Update

Woburn, MA (May 14, 2026) (GLOBE NEWSWIRE) — Biofrontera Inc. (NASDAQ: BFRI) (the “Company”), a biopharmaceutical company specializing in the development and commercialization of photodynamic therapy (PDT) in dermatology, today reported financial results for the three months ended March 31, 2026 and provided a business update.

First Quarter Financial Highlights

●	Revenues for Q1 2026 were $10.1 million, a ~17% increase compared to $8.6 million for the same period in 2025.
●	Gross margins were about 80%, an 18 percentage points increase compared to approximately 62% in Q1 2025, reflecting the first full quarter under the new earnout structure following the closing of the strategic transaction with Biofrontera AG in October 2025 (the “Strategic Transaction”).
●	Operating loss was $4.3 million in Q1 2026 compared to a loss of $4.5 million in Q1 2025.
●	Adjusted EBITDA improved to $(3.6) million from $(4.4) million in Q1 2025, an improvement of approximately $0.8 million reflecting expanded gross margins under the new earnout structure.
●	With $70 thousand used in operations, we largely maintained the operating cash balance we had at the end of Q4 2025, with $6.3 million as of March 31, 2026, compared to $1.8 million in Q1 2025.

Recent Operational Highlights

●	Announced FDA’s completion of its filing review and filing acceptance of the Company’s supplemental New Drug Application (sNDA) for Ameluz® PDT for the treatment of superficial basal cell carcinoma (sBCC), with a PDUFA target action date of September 28, 2026.
●	Announced positive and statistically significant top-line results from its Phase 3 clinical trial evaluating Ameluz® PDT for the treatment of mild to moderate actinic keratoses (AKs) on the extremities, neck, and trunk, meeting the primary endpoint.
●	Announced database lock of Phase 1 pharmacokinetics study required for FDA filing on treatment field on extremities, neck and trunk with a treatment area of up to 240 cm².
●	Announced positive results of its Phase 2b clinical trial for the treatment of moderate to severe acne vulgaris (AV), with a 58% reduction in inflammatory lesions in the 3-hour incubation protocol with Ameluz® PDT, compared to 37% with vehicle PDT (PPS).
●	Regained compliance with the Nasdaq Minimum Bid Price Requirement as confirmed by Nasdaq on May 6, 2026.

Hermann Luebbert, Chief Executive Officer and Chairman of Biofrontera Inc., stated: “The first quarter of 2026 marks the first full quarter under our new cost structure following the Strategic Transaction, and the results speak clearly. Revenue grew 17% year over year, gross margins expanded to approximately 80%, and our cash consumption was near zero—a dramatic improvement from $4.1 million of cash consumption in the prior-year quarter. Our results were further driven by continued commercial momentum leading to significant uptake of the Ameluz PDT platform by dermatologists and their patients.

At the same time, our clinical pipeline continues to advance at an accelerated pace. With a PDUFA date for sBCC in September 2026, positive Phase 3 results in AK on neck/trunk and extremities, and encouraging Phase 2b data in acne, we have multiple near-term catalysts that could meaningfully expand the commercial opportunity for the Ameluz platform.

We remain focused on our goal of reaching sustained profitability and cash-flow breakeven while setting the foundation for medium to long-term growth, and I believe we are well positioned to help our customers and their patients and build long-term value for our shareholders.”

First Quarter Financial Results

Total revenues for the first quarter of 2026 were $10.1 million compared with $8.6 million for the first quarter of 2025. The 17% year-over-year growth was primarily driven by approximately 16% growth in the number of Ameluz units sold and a price increase implemented in the fourth quarter of 2025.

Gross profit margin in the first quarter of 2026 was approximately 80% compared to approximately 62% in Q1 2025. Cost of revenues, related party decreased by approximately 40% year over year, driven by the transition from the transfer pricing model under the prior license and supply agreement to the significantly lower earnout structure in place following the Strategic Transaction. The Company recognized $1.2 million in earnout expense during the quarter.

Total operating expenses were $14.4 million for the first quarter of 2026 compared with $13.1 million for the first quarter of 2025.

Selling, general and administrative expenses were $11.0 million for the first quarter of 2026 compared with $8.7 million for the first quarter of 2025. The increase was primarily driven by higher selling and marketing costs reflecting lower sales team turnover during the period leading to the full deployment of the direct sales team, increased legal expenses associated with ongoing patent-related claims, and manufacturing-related costs of $0.6 million assumed in connection with the Strategic Transaction.

Research and development expenses were $0.9 million for the first quarter of 2026 compared with $1.2 million for the first quarter of 2025. The decrease was primarily attributable to certain clinical trials reaching substantial completion.

The net loss for the first quarter of 2026 was $4.8 million, or $0.41 per share, compared with a net loss of $4.2 million, or $0.47 per share, for the prior-year quarter. The net loss comparison was impacted by a $0.8 million swing in the non-cash change in fair value of warrant liabilities.

Adjusted EBITDA for the first quarter of 2026 was $(3.6) million compared with $(4.4) million for the first quarter of 2025, an improvement of approximately $0.8 million. Adjusted EBITDA margin improved to (35.3)% from (51.0)% in the prior-year quarter. We look at Adjusted EBITDA, a non-GAAP financial measure, as an indication of ongoing operations, defined as net income or loss excluding interest income and expense, income taxes, depreciation and amortization, and certain other non-recurring or non-cash items.

Please refer to the table below which presents a GAAP to non-GAAP reconciliation of Adjusted EBITDA for the first quarters of 2026 and 2025.

Conference Call Details

Conference call: Thursday, May 14, 2026 at 11:00 AM ET

Conference Call:	1-877-877-1275 (U.S./Canada) 1-412-858-5202 (international)
Webcast:	Webcast – Biofrontera Inc. 1Q26 Results Conference Call https://event.choruscall.com/mediaframe/webcast.html?webcastid=Re1hZKm0

About Biofrontera Inc.

Biofrontera Inc. is a U.S.-based biopharmaceutical company commercializing a portfolio of pharmaceutical products for the treatment of dermatological conditions with photodynamic therapy (PDT). The Company’s products are used for the treatment of actinic keratoses, which are pre-cancerous skin lesions, and in development for additional indications. For more information, visit www.biofrontera-us.com and follow Biofrontera on LinkedIn and X.

Contacts Investor Relations

Ben Shamsian

Lytham Partners

646-829-9701
shamsian@lythampartners.com

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, in this press release, including statements regarding our strategy, future operations, regulatory process, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth, are forward-looking statements. The words “believe”, “anticipate”, “intend”, “expect”, “target”, “goal”, “estimate”, “plan”, “assume”, “may”, “will”, “predict”, “project”, “would”, “could” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. You should read this press release and any documents referenced herein completely and with the understanding that our actual future results may be materially different from what we expect. While we have based these forward-looking statements on our current expectations and projections about future events, we may not actually achieve the plans, intentions or expectations disclosed in or implied by our forward-looking statements, and you should not place undue reliance on our forward-looking statements.

These forward-looking statements are subject to risks, uncertainties and assumptions about us and accordingly, actual results or events could differ materially from the plans, intentions and expectations disclosed in or implied by the forward-looking statements we make. These risks and uncertainties, many of which are beyond our control, include, but are not limited to: our ability to achieve and sustain profitability; our ability to compete effectively in selling our products; our ability to expand, manage and maintain our direct sales and marketing efforts, including our ability to obtain the financing to develop our marketing strategy, if needed; changes in our relationship with our manufacturing partners and the possible impact of tariffs; our ability to manufacture our products; our ability to adequately protect our intellectual property and operate the business without infringing upon the intellectual property rights of others; our actual financial results may vary significantly from forecasts and from period to period; our estimates regarding anticipated operating losses, future revenues, capital requirements and our needs for additional financing; market risks regarding consolidation and group purchasing organizations (“GPOs”) in the healthcare industry; the willingness of healthcare providers to purchase our products if coverage, reimbursement and pricing from third-party payors for our products, or procedures using our products significantly declines; our ability to market, commercialize, achieve market acceptance for and sell our products; the fact that product quality issues or product defects may harm our business; any claims brought against the Company, including but not limited to product liability claims, claims of patent infringement, or claims challenging the validity of our intellectual property; our ability to maintain compliance with The Nasdaq Stock Market, LLC continued listing standards; our ability to comply with the requirements of being a public company; the progress, timing and completion of research, development and preclinical studies and clinical trials for our products; our ability to obtain and maintain the regulatory approvals necessary for the marketing of our products in the United States; and other factors that may be disclosed in the Company’s filings with the Securities and Exchange Commission (“SEC”), which can be obtained on the SEC website at www.sec.gov. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments that we may make. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Any forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release, except as required by applicable law. Investors should evaluate any statements made by us in light of these important factors.

(Tables follow)

BIOFRONTERA INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value and share amounts)

	March 31, 2026 (Unaudited)	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$6,317	$6,392
Investment, related party	9	9
Accounts receivable, net	3,879	7,291
Inventories	1,231	1,426
Prepaid expenses and other current assets	1,062	2,279
Other assets, related party	661	686
Total current assets	13,159	18,083

Inventories, long term	3,591	3,729
Property and equipment, net	2,175	2,158
Operating lease right-of-use assets	2,895	1,584
Intangible assets, net	2,609	2,650
Other assets	358	360
Total assets	$24,787	$28,564

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,634	$1,855
Accounts payable, related parties, net	1,315	4,811
Operating lease liabilities	506	332
Accrued expenses and other current liabilities	5,468	4,897
Total current liabilities	10,923	11,895

Long-term liabilities:
Convertible notes payable, net	4,719	4,589
Warrant liabilities	570	351
Operating lease liabilities, non-current	2,499	1,240
Other liabilities	6	9
Total liabilities	18,717	18,084

Total stockholders’ equity	6,070	10,480
Total liabilities and stockholders’ equity	$24,787	$28,564

BIOFRONTERA INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts and number of shares)

	Three Months Ended March 31, 2026 (Unaudited)	Three Months Ended March 31, 2025 (Unaudited)
Product revenues, net	$10,084	$8,588

Operating expenses
Cost of revenues, related party	1,831	3,075
Cost of revenues, other	285	193
Selling, general and administrative	10,994	8,653
Selling, general and administrative, related party	2	7
Patent remediation expense	392	—
Research and development	900	1,207
Total operating expenses	14,404	13,135

Loss from operations	(4,320)	(4,547)

Other income (expense)
Change in fair value of warrant liabilities	(219)	548
Interest expense, net	(125)	(106)
Other expense, net	(88)	(99)
Total other income (expense)	(432)	343

Loss before income taxes	(4,752)	(4,204)
Income tax benefit	—	(1)
Net loss	$(4,752)	$(4,203)

Loss per common share:
Basic and diluted	$(0.41)	$(0.47)

Weighted-average common shares outstanding:
Basic and diluted	11,683,323	8,873,932

BIOFRONTERA INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	Three Months Ended March 31, 2026 (Unaudited)	Three Months Ended March 31, 2025 (Unaudited)
Cash flows from operating activities:
Net loss	$(4,752)	$(4,203)
Adjustments to reconcile net loss to cash flows used in operations:
Depreciation and amortization	55	29
Reduction in the carrying amount of right-of-use assets	132	190
Stock-based compensation	342	239
Non-cash interest expense	130	119
Allowance for credit losses	(1)	(46)
Change in fair value of warrant liabilities	219	(548)
Loss from termination of operating leases	1	—
Changes in operating assets and liabilities:
Accounts receivable	3,413	1,330
Other receivables, related party	1	-
Prepaid expenses and other assets	1,219	(224)
Other assets, related party	25	—
Inventories	307	119
Accounts payable	1,780	1,444
Accounts payable, related parties, net	(3,497)	(2,694)
Operating lease liabilities	(10)	(179)
Accrued expenses and other liabilities	566	307
Cash flows used in operating activities	(70)	(4,117)

Cash flows from investing activities
Purchases of property and equipment	(5)	(3)
Cash flows used in investing activities	(5)	(3)

Net decrease in cash and cash equivalents	(75)	(4,120)
Cash, cash equivalents and restricted cash, at beginning of period	6,592	6,105
Cash, cash equivalents and restricted cash, at end of period	$6,517	$1,985

BIOFRONTERA INC.
GAAP TO NON-GAAP ADJUSTED EBITDA RECONCILIATION
(In thousands)

	Three Months Ended March 31, 2026 (Unaudited)	Three Months Ended March 31, 2025 (Unaudited)
Net loss	$(4,752)	$(4,203)
Interest expense, net	125	106
Income tax expense	—	(1)
Depreciation and amortization	55	29
EBITDA	(4,572)	(4,069)

Change in fair value of warrant liabilities	219	(548)
Stock-based compensation	342	239
Patent remediation - inventory write-down	58	—
Patent remediation expense	392	—
Adjusted EBITDA	$(3,561)	$(4,378)
Adjusted EBITDA margin	(35.3)%	(51.0)%